For Release on August 2, 2005
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. REPORTS ON THE QUARTER ENDED JUNE 30, 2005

New York, NY – August 2, 2005 – Town Sports International Holdings, Inc. (“TSI” or “the Company”), a leading owner of health clubs located primarily in major cities from Washington, DC north through New England, operating under the New York Sports Clubs, Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs brands, announced its results for the quarter ended June 30, 2005.
Revenues for the three months ended June 30, 2005 were $98.0 million, an increase of $9.5 million, or 10.7%, over the same quarter of 2004. During the quarter, TSI’s mature clubs (those in operation for 24 months or longer) saw a $4.8 million, or 5.7%, increase in revenues over the prior year’s quarter. This increase in mature club revenues is due to a 3.5% increase in membership, a 2.1% increase in ancillary revenue, and a 0.1% increase in average dues charged. The 15 clubs opened or acquired within the last twenty-four months contributed $4.7 million of the increase in revenues in the quarter ended June 30, 2005 over the prior year. Revenues at all clubs open one year or more increased 7.0%, using the “same store” method used by many retailers.
“We are very pleased with our mature club revenue growth, which has improved in each of the past five quarters. Our efforts with respect to membership retention and ancillary revenue continued to generate positive results. We are particularly pleased with our personal training revenue this quarter which improved $2.2 million, or 23.8%, over the same period in the prior year,” said Bob Giardina, CEO of TSI.
Operating income for the second quarter was $10.6 million, compared to $10.2 million in the second quarter of 2004, a 3.5% increase.
Adjusted EBITDA (as defined) increased $1.8 million, or 9.1%, to $21.8 million during the quarter ended June 30, 2005, from $20.0 million in last year’s quarter, with margins of 22.3% and 22.6% respectively.
TSI recorded net income of $491,000 during the quarter ended June 30, 2005, compared to $490,000 for the comparable period in the prior year.
The Company acquired a club and closed and relocated a club in the second quarter of 2005, maintaining its club count of 138 owned and two part-owned and operated clubs.
TSI serves a membership base of 404,000 (excluding 11,000 summer and seasonal pool memberships) as of June 30, 2005, which increased by 5.5% from 383,000 as of December 31, 2004.
The Company will hold a conference call tomorrow, Wednesday, August 3, 2005 at 2:30 PM (Eastern) to discuss the second quarter 2005 results. Robert Giardina, chief executive officer, and Richard Pyle, chief financial officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Website at www.mysportsclubs.com. A replay of the call will be available via the Company’s Website beginning at 5:00 PM (Eastern) on August 3, 2005.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. (TSI) is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States. In addition to New York Sports Clubs, TSI operates under the brand names of Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, with 137 clubs and more than 400,000 members in the U.S. In addition, the Company operates three facilities in Switzerland. For more information on TSI visit www.mysportsclubs.com
Town Sports International Holdings, Inc., New York
Investor Contact:
investor.relations@town-sports.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2004 and June 30, 2005
(All figures $’000s except share and per share data)
(Unaudited)

	December 31,	June 30,
	2004	2005
Assets
Current assets:
Cash and cash equivalents	$57,506	$61,747
Accounts receivable (less allowance for doubtful accounts of $2,647, and $2,310 as of December 31, 2004 and June 30, 2005, respectively)	1,955	3,054
Inventory	655	844
Prepaid corporate income taxes	5,645	2,249
Prepaid expenses and other current assets	8,971	12,565

Total current assets	74,732	80,459
Fixed assets, net	226,253	225,676
Goodwill	47,494	49,185
Intangible assets, net	931	1,085
Deferred tax asset, net	12,735	19,358
Deferred membership costs	12,017	11,849
Other assets	16,794	15,900

Total assets	$390,956	$403,512

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,225	$1,457
Accounts payable	10,555	3,617
Accrued expenses	22,402	21,979
Accrued interest	5,217	5,236
Deferred revenue	28,294	36,022

Total current liabilities	67,693	68,311
Long-term debt and capital lease obligations	395,236	402,350
Deferred lease liabilities	36,009	39,646
Deferred revenue	3,298	3,017
Other liabilities	5,737	7,167

Total liabilities	507,973	520,491

Commitments and contingencies
Stockholders’ deficit:
Class A voting common stock, $.001 par value; issued and outstanding 1,312,289 and 1,309,123 shares at December 31, 2004 and June 30, 2005, respectively	1	1
Paid-in capital	(113,900)	(114,087)
Unearned compensation	(292)	(264)
Accumulated other comprehensive income (currency translation adjustment)	916	443
Accumulated deficit	(3,742)	(3,072)

Total stockholders’ deficit	(117,017)	(116,979)

Total liabilities and stockholders’ deficit	$390,956	$403,512

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and six months ended June 30, 2004 and 2005
(All figures $’000s)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2005	2004	2005

Revenues:
Club Operations	$87,617	$97,078	$172,921	$189,909
Fees and Other	889	918	1,715	1,933

	88,506	97,996	174,636	191,842

Operating Expenses:
Payroll and related	34,186	39,168	70,444	75,564
Club operating	28,919	31,717	56,817	63,166
General and administrative	5,898	6,467	12,124	13,145
Depreciation and amortization	9,303	10,084	18,420	19,823
Goodwill impairment	—	—	2,002	—

	78,306	87,436	159,807	171,698

Operating income	10,200	10,560	14,829	20,144
Interest expense	10,051	10,508	18,863	20,628
Interest income	(116)	(465)	(289)	(834)
Equity in the earnings of investees and rental income	(347)	(404)	(682)	(875)

Income (loss) before provision (benefit) for corporate income taxes	612	921	(3,063)	1,225
Provision (benefit) for corporate income taxes	122	430	(1,495)	555

Net income (loss)	490	491	(1,568)	670
Accreted dividends on preferred stock	—	—	(783)	—

Net income (loss) attributable to common stockholders	$490	$491	$(2,351)	$670

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2004 and 2005
(All figures $’000s)
(Unaudited)

	Six months ended
	June 30,
	2004	2005
Cash flows from operating activities:
Net income (loss)	$(1,568)	$670

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18,420	19,823
Noncash interest expense on Senior Discount Notes	5,549	7,545
Goodwill impairment	2,002	—
Compensation expense incurred in connection with stock options	20	25
Noncash rental expense, net of noncash rental income	480	968
Amortization of debt issuance costs	775	817
Net changes in certain operating assets and liabilities	5,024	2,512
(Increase) decrease in deferred tax asset	1,022	(6,639)
Decrease in deferred membership costs	713	168
Increase in reserve for self-insured liability claims	—	1,014
Landlord contributions to tenant improvements	1,931	2,988
Other	(346)	(336)

Total adjustments	35,590	28,885

Net cash provided by operating activities	34,022	29,555

Cash flows from investing activities:
Capital expenditures, net of effect of acquired businesses	(15,654)	(21,830)
Acquisition of businesses	(1,311)	(2,801)

Net cash used in investing activities	(16,965)	(24,631)

Cash flows from financing activities:
Proceeds from 11.0% Senior Discount Note offering	$120,756	$—
Proceeds from stock option exercises	512	—
Redemption of Series A and Series B preferred stock	(50,634)	—
Common stock distribution	(68,944)	—
Repurchase of common stock	(21)	(184)
Repayment of borrowings	(2,287)	(499)

Net cash used in financing activities	(618)	(683)

Net increase in cash and cash equivalents	16,439	4,241
Cash and cash equivalents at beginning of period	40,802	57,506

Cash and cash equivalents at end of period	$57,241	$61,747

Summary of change in certain operating assets and liabilities; net of effects of acquired businesses:
Increase in accounts receivable	$(1,933)	$(1,386)
(Increase) decrease in inventory	39	(185)
Increase in prepaid expenses, prepaid income taxes, and other current assets	(1,540)	(186)
(Decrease) increase in accounts payable, accrued expenses and accrued interest	841	(2,889)
Increase in deferred revenue	7,617	7,158

Net changes in certain operating assets and liabilities	$5,024	$2,512

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) to Adjusted EBITDA
For the three and six months ended June 30, 2004 and 2005
(All figures $’000s)

	Three months ended			Six months ended
	June 30,			June 30,
	2004	2005	% Chg.	2004	2005	% Chg.

Net income (loss)	$490	$491		$(1,568)	$670
Provision (benefit) for corporate income taxes	122	430		(1,495)	555
Interest expense, net of interest income	9,935	10,043		18,574	19,794
Goodwill impairment	—	—		2,002	—
Depreciation and amortization	9,303	10,084		18,420	19,823
Noncash rental expense, net of noncash rental income	158	778		480	968
Noncash compensation expense incurred in connection with stock options	10	10		20	25
Distribution to option holders classified as payroll	—	—		1,144	—

Adjusted EBITDA	$20,018	$21,836	9.1%	$37,577	$41,835	11.3%

Adjusted EBITDA Margin	22.6%	22.3%		21.5%	21.8%
Non GAAP Financial Measures:
EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA provides useful information regarding our operating performance and financial condition. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income (loss) or cash flow data prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) or as a measure of our profitability or liquidity. Additionally, investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies.
Adjusted EBITDA is calculated by adding to or deducting from EBITDA (as defined above) certain items of income and expense consisting of: (i) noncash deferred rental expense, net of noncash deferred rental income, (ii) noncash compensation expense incurred in connection with stock options, (iii) distribution to option holders classified as payroll and (iv) goodwill impairment charges. We believe that the adjustment for these items is appropriate for such periods in order to provide an appropriate analysis of recent historical results. Adjusted EBITDA is presented because we believe it provides useful information regarding our operating performance and financial condition. Adjusted EBITDA is substantially similar to a metric used by our lenders when assessing our compliance with debt covenants. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows or other consolidated income (loss) or cash flow data prepared in accordance with GAAP or as a measure of our profitability or liquidity. Additionally, investors should be aware that Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of consolidated revenue.
Forward-Looking Statements:
Statements in this release that do not constitute historical facts, including, without limitation, statements regarding future financial results and performance and potential sales revenue are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside our control, including the level of market demand for our services, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, the application of federal and state tax laws and regulations, and other specific factors discussed herein and in other releases and public filings made by the Company. The information contained herein represents management’s best judgment as of the date hereof based on information currently available. However, we do not intend to update this information to reflect development or information obtained after the date hereof and we disclaim any legal obligation to the contrary.